Exhibit 99.1

FOR IMMEDIATE RELEASE

POOL CORPORATION DECLARES REGULAR QUARTERLY CASH DIVIDEND
HOLDS 2009 ANNUAL MEETING OF SHAREHOLDERS
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COVINGTON, LA. (May 6, 2009) – Pool Corporation (the “Company” or “POOL”) (NASDAQ/GSM:POOL) announced that its Board of Directors declared its regular quarterly cash dividend of $0.13 per share.  The dividend is payable on June 3, 2009 to stockholders of record on May 18, 2009.  On May 4, 2009 there were 48,366,879 shares of common stock outstanding.

Speaking at POOL’s annual meeting of shareholders, Wilson B. (Rusty) Sexton, Chairman of the Board, said that the shareholders elected Andrew W. Code, James J. Gaffney,
George T. Haymaker, Manuel J. Perez de la Mesa, Harlan F. Seymour, Robert C. Sledd, John E. Stokely and himself to serve as directors for the ensuing year.  Shareholders also approved a proposal to increase the number of shares available under the Pool Corporation 2007 Long-Term Incentive Plan by 3.9 million shares and ratified the appointment of Ernst & Young LLP as the Company’s independent auditors for fiscal 2009.  Mr. Sexton stated, “We are pleased with the shareholders’ election of the Board.  Given the very difficult external environment, the confidence our shareholders have shown in our Board is very gratifying.  Our Board is looking forward to the opportunities in the year ahead and is dedicated to fulfilling its responsibilities.”

Pool Corporation is the largest wholesale distributor of swimming pool and related backyard products.  Currently, POOL operates 287 sales centers in North America and Europe, through which it distributes more than 100,000 national brand and private label products to roughly 70,000 wholesale customers.  For more information about POOL, please visit www.poolcorp.com.

This news release includes “forward-looking” statements that involve risk and uncertainties that are generally identifiable through the use of words such as “believe,” “expect,” “intend,” “plan,” “estimate,” “project” and similar expressions and include projections of earnings.  The forward-looking statements in this release are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995.  Forward-looking statements speak only as of the date of this release, and we undertake no obligation to update or revise such statements to reflect new circumstances or unanticipated events as they occur.  Actual results may differ materially due to a variety of factors, including the sensitivity of our business to weather conditions, changes in the economy and the housing market, our ability to maintain favorable relationships with suppliers and manufacturers, competition from other leisure product alternatives and mass merchants and other risks detailed in POOL’s 2008 Annual Report on Form 10-K and Form 10-Q for the quarter ended March 31, 2009 filed with the Securities and Exchange Commission.

CONTACT:

Craig K. Hubbard
985.801.5117
craig.hubbard@poolcorp.com